STATE OF FLORIDA SETS
                               COASTAL PETE SURETY
                                AT $4.25 BILLION


         TALLAHASSEE, FL, September 9, 1997 -- Coastal Petroleum Company said Florida's governor and cabinet today established a $4.25 billion surety requirement as a condition for the issuance of an offshore drilling permit to Coastal.

         The Company, which has been seeking a permit for the past five years, said the surety was imposed under a 1997 statute aimed solely at Coastal, and that two previous attempts to impose exorbitant surety requirements on the Company have been invalidated by the Florida courts.

         Phillip W. Ware, president, said a $4.25 billion requirement is not only unreasonable but absurd, and said the Company will administratively appeal it promptly.

         Coastal Petroleum Company is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).



                   Contact: Phillip W. Ware, at (904) 653-2732